PARNASSUS FUNDS

EXPENSE CAP AGREEMENT

Agreement made this 23rd day of March 2022, between Parnassus Investments, as investment adviser (the “Adviser”), and the Parnassus Funds (the “Trust”).

WHEREAS, the Trust is comprised of the following three funds: the Parnassus Mid Cap Growth Fund, the Parnassus Mid Cap Fund, the Parnassus Endeavor Fund; and

WHEREAS, the Adviser intends to reimburse the Funds for expenses that exceed certain expense limits and to commit to those limits for a period of time; and

WHEREAS, shareholders of the Funds benefit from any expense limits agreed to by the Adviser.

NOW, THEREFORE, the Trust and the Adviser agree to expense limits on the annual operating expenses of the Funds, as follows:

Fund	Expense Limit Effective 05/01/2022 (as a percentage of average net assets)

Parnassus Mid Cap Growth Fund
Investor Class Institutional Class	0.80% 0.68%

Mid Cap Fund
Investor Class Institutional Class	0.96% 0.75%

Endeavor Fund
Investor Class Institutional Class	0.88% 0.65%

The Adviser agrees to continue the foregoing expense limits through April 30, 2023.

IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

PARNASSUS INVESTMENTS

By: /s/ Benjamin E. Allen
Name: Benjamin E. Allen
Title: CEO
Date: March 23, 2022

PARNASUSS FUNDS

By: /s/ John V. Skidmore II
Name: John V. Skidmore II
Title: Secretary
Date: March 23, 2022